As filed with the Securities and Exchange Commission on August 13, 2026

Registration No. 333-286526

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ALPHEGA INNOVATIONS CORP.

(Exact name of Registrant as specified in its charter)

Wyoming	7374	36-5113418
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

30 N Gould St., Ste R Sheridan, WY 82801
Telephone: (646) 6243352
(Address, including zip code, and telephone number of registrant’s principal executive offices)

Luis Carlos Ung President and Chief Executive Officer 30 N Gould St., Ste R Sheridan, WY 82801 Telephone: (646) 6243352
(Name, address, including zip code, and telephone number, of agent for service))

Approximate date of proposed sale to the public: Not applicable. This Post-Effective Amendment No. 1 removes securities from registration. No additional securities are being registered, and no offering of securities will be made pursuant hereto.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF UNSOLD SECURITIES

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registration Statement on Form S-1 (File No. 333-286526) of Alphega Innovations Corp., a Wyoming corporation (the “Company”), originally filed with the Securities and Exchange Commission (the “Commission”) on April 14, 2025, as thereafter amended, and declared effective by the Commission on September 15, 2025 (as amended, the “Registration Statement”). The Registration Statement registered the offer and sale by the Company of up to 1,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a fixed price of $1.00 per share, in a self-underwritten, best-efforts public offering (the “Offering”).

On August 13, 2026, the Board of Directors of the Company approved the termination of the Offering, effective immediately, and authorized the filing of this Amendment. As of the termination of the Offering, 206,682 shares of Common Stock had been sold pursuant to the Registration Statement, and 793,318 shares of Common Stock registered thereunder remained unsold (the “Unsold Shares”).

In accordance with the undertaking made by the Company in Part II of the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remain unsold at the termination of the offering, the Company hereby removes from registration the Unsold Shares registered under the Registration Statement that remain unsold as of the termination of the Offering. Upon the effectiveness of this Amendment, no securities will remain registered for offer or sale under the Registration Statement, and the prospectus constituting a part of the Registration Statement shall no longer be used in connection with the offer or sale of any securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sheridan, Wyoming, on August 13, 2026.

ALPHEGA INNOVATIONS CORP.

By: /s/ Luis Carlos Ung
Name: Luis Carlos Ung
Title: President and Chief Executive Officer

Signature	Title	Date

/s/ Luis Carlos Ung	President, Chief Executive Officer,	August 13, 2026
Name: Luis Carlos Ung	Interim Chief Financial Officer,
Secretary and Director (Principal
Executive Officer and Principal
Financial and Accounting Officer)